EXHIBIT 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of December 1, 2007, by and between CHALLENGER DISCOVERY, LLC, a Delaware limited liability company (“Landlord”), and LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS:

A. Challenger TechCenter III, Ltd., a Florida limited partnership (“Original Landlord”) and Tenant entered into that certain Lease dated January 25, 2001, as amended by (i) that certain First Amendment to Lease dated August 10, 2001, and (ii) that certain Second Amendment to Lease dated April 20, 2004 (collectively, the “Lease”), pursuant to which Tenant leased from Original Landlord that certain premises consisting of approximately 41,063 square feet of rentable area (the “Existing Premises”) in the building located at 2603 Challenger Tech Court, Orlando, Florida 32826, commonly known as Challenger Court (the “Building”).

B. Landlord has heretofore succeeded to all of the right, title and interest of Original Landlord as the landlord under the Lease.

C. The Existing Premises consists of approximately 41,063 square feet of rentable area.

D. Tenant desires to surrender a portion of the Existing Premises located in the Building containing approximately 19,506 square feet of rentable area (the “Surrendered Space”), which Surrendered Space is depicted on Exhibit A attached hereto and by this reference made a part hereof.

E. The term of the Lease is scheduled to expire on November 30, 2008 (the “Lease Expiration Date”).

F. Tenant desires to extend the term of the Lease to December 31, 2014.

G. Landlord and Tenant desire to amend the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1. Surrender of Possession of the Premises. At any time following December 1, 2007 (the “Commencement Date”), but in any event no later than December 31, 2007 (such date being the “Surrender Date”), Tenant shall (i) with respect to that portion of the Surrendered Space containing approximately 8,350 square feet of rentable area; (a) remove all Tenant’s fixtures, furniture and other property from such portion of the Surrendered Space;

(b) surrender possession of such portion of the Surrendered Space to Landlord in broom-clean condition and in accordance with the requirements of Section 7.1.9 of the Lease; and (c) surrender to Landlord all keys for such portion of the Surrendered Space to Landlord, and (ii) with respect to the remainder of the Surrendered Space, Tenant shall surrender possession under the Lease to such portion of the Surrendered Space to Landlord. Tenant does hereby acknowledge and agree that Tenant’s surrender of the Surrendered Space to Landlord shall not terminate the Lease with respect to the remainder of the Premises or release Tenant from its obligations under the Lease including, but not limited to, Tenant’s obligation to pay Annual Minimum Rent, Additional Rent, and all other charges imposed on Tenant under the Lease accruing with respect to the Surrendered Space prior to the Surrender Date. Tenant shall be liable to Landlord for costs incurred by Landlord as a result of Tenant’s failure to perform any of the foregoing, which liability shall survive the Surrender Date.

Tenant agrees that upon the Surrender Date, Landlord shall be released from all claims, costs, causes of action, damages and all other liability related to Tenant’s lease of the Surrendered Space pursuant to the Lease.

Tenant hereby certifies, with respect to Tenant’s rights in and occupancy of the Surrendered Space, that the following statements are true as of the date hereof and will be true on the Surrender Date:

(a) Tenant owns and holds the entire interest of Tenant under the Lease;

(b) There exist no subleases affecting the Surrendered Space or any part thereof;

(c) Tenant has not assigned or encumbered Tenant’s interest under the Lease or any part thereof;

(d) Tenant has not at any time done or suffered any act or omission and will not do or suffer any act or omission whereby the Surrendered Space or any part thereof is or may be in any way charged, assessed or encumbered by any third party. No contracts for the furnishing of any labor or materials with respect to improvements or alterations in or about the Surrendered Space have been let by Tenant or are outstanding that have not been performed and satisfied; and

(e) Tenant has full authority to execute and deliver this Amendment.

Tenant agrees to defend, indemnify and save Landlord harmless from and against all loss, cost, damage and expense sustained by Landlord (including, without limitation, all expenses, costs and reasonable attorneys’ fees of Landlord in any action or defense undertaken by Landlord to protect itself from such loss or damage) resulting from any breach by Tenant of the covenants, representations and warranties made in (a) through (e) above, from any lien, charge, encumbrance or claim against the Surrendered Space relating to any work or action caused or undertaken by or on behalf of Tenant prior to the Surrender Date, from any failure of Tenant to surrender possession of the Surrendered Space prior to the Surrender Date in the manner required hereunder, and from any claim against Landlord for which the Tenant is responsible under the Lease or which has occurred as a result of Tenant’s action or inaction, which obligation shall survive the Surrender Date.

Effective on the Commencement Date, the Surrendered Space shall be subtracted from the Existing Premises pursuant to the terms and conditions of this Amendment and the Premises shall thereafter be deemed to consist of 21,557 square feet of rentable area (provided that the timeframe for Tenant’s surrender of such Surrendered Space to Landlord shall be governed by the first paragraph of this Section 1). Notwithstanding anything to the contrary contained herein, and notwithstanding Tenant’s delivery of possession of the Surrendered Space to Landlord prior to the Surrender Date, Tenant shall continue to remain liable for the payment of Annual Minimum Rent and Additional Rent accruing with respect to the Surrendered Space through and including November 30, 2007.

2. Extension of Term. The Lease Term is hereby extended for a period of six (6) years and one (1) month commencing (immediately following the Lease Expiration Date) on December 1, 2008 and expiring on December 31, 2014, unless sooner terminated as is otherwise provided in the Lease (the “Extension Term”). All of the terms and provisions of the Lease shall continue to apply with respect to the Extension Term, except as specifically modified herein. Other than as provided in Section 8 of this Amendment, Tenant acknowledges that Tenant has no further right or option to extend the term of the Lease (including Tenant’s rights under Exhibit “G” of the Lease, which are hereby waived by Tenant).

3. Annual Minimum Rent. Commencing on the Commencement Date, Tenant shall pay to Landlord Annual Minimum Rent in the manner and at the times set forth in Section 4 of the Lease and in the amounts set forth below, without demand, deduction or setoff, except as expressly provided in the Lease.

Period	Annual Minimum Rent per Rentable Square Foot	Annual Minimum Rent	Monthly Installments of Minimum Rent
12/1/07 to 11/30/08	$15.50	$334,133.50	$27,844.46
12/1/08 to 11/30/09	$15.97	$344,265.29	$28,688.77
12/1/09 to 11/30/10	$16.45	$354,612.65	$29,551.05
12/1/10 to 11/30/11	$16.94	$365,175.58	$30,431.30
12/1/11 to 11/30/12	$17.45	$376,169.65	$31,347.47
12/1/12 to 11/30/13	$17.97	$387,379.29	$32,281.61
12/1/13 to 11/30/14	$18.51	$399,020.07	$33,251.67
12/1/14 to 12/31/14	$19.07	$411,091.99	$34,257.67

Notwithstanding anything to the contrary (including the foregoing rent table), provided that Tenant is not in default (after delivery of any applicable notice and expiration of any applicable cure period) under the terms of the Lease, Tenant shall be entitled to an abatement of Annual Minimum Rent and Additional Rent (including Operating Expenses) for the Premises commencing on December 1, 2007 and running through December 31, 2007 (the “Minimum Rent Abatement Period”).

4. Additional Rent. Commencing on the Commencement Date, Tenant shall pay Tenant’s Proportionate Share (i.e., 26.26%)) of Operating Expenses for each year on a net basis, and without regard to any base year.

5. Florida State Sales Tax. Tenant shall pay all applicable Florida State Sales Taxes concurrently with each installment of Annual Minimum Rent for the Premises.

6. Termination Fee. Tenant shall deliver to Landlord One Hundred Fifty Thousand Dollars ($150,000.00) (the “Termination Fee”) in three (3) installments. The first installment of the Termination Fee shall be in the amount of Fifty Thousand Dollars ($50,000.00) and shall be paid to Landlord concurrently with Tenant’s execution and delivery of this Amendment. The second installment of the Termination Fee shall be in the amount of Fifty Thousand Dollars ($50,000.00) and shall be paid to Landlord no later than January 4, 2008, time being of the essence. The third installment of the Termination Fee shall be in the amount of Fifty Thousand Dollars ($50,000.00) and shall be paid to Landlord no later than February 1, 2008, time being of the essence. Tenant’s failure to pay either installment of the Termination Fee shall deemed a default under the Lease entitling Landlord to exercise any and all of its remedies therefor without the necessity of additional notice from Landlord. All installments of the Termination Fee shall be paid via wire transfer to an account designated by Landlord or by company check, certified check or cashier’s check. Landlord and Tenant acknowledge and agree that the Termination Fee is a payment to terminate the Lease as it applies to the Surrendered Property and that the Termination Fee is not a payment for the use of any real property. Landlord represents and warrants to Tenant that Landlord shall not record the Termination Fee as rental income in Landlord’s books and records. Tenant represents and warrants to Landlord that Tenant shall not record the Termination Fee as a rental expense in Tenant’s books and records. In the event Landlord or Tenant breach the foregoing representation and warranty applicable to such party, such party shall be fully responsible for any and all sales taxes that may be due upon the Termination Fee.

7. Condition of Premises. Tenant acknowledges that it is leasing the Premises following the Commencement Date in its “as is” condition, and that no agreements to demise, alter, remodel, decorate, clean or improve the Premises or the Building have been made by Landlord or any party acting on Landlord’s behalf. Notwithstanding the foregoing, Landlord acknowledges that Tenant intends to perform certain alterations and improvements to the Premises (“Tenant’s Work”). Tenant shall be permitted to perform Tenant’s Work (subject to Tenant’s compliance with the provisions of Section 3 of the Lease) through a contractor approved by Landlord, in its reasonable discretion, in advance and pursuant to plans and specifications approved by Landlord, in its reasonable discretion, in advance. Tenant or its contractors shall obtain and pay for insurance (from insurance companies satisfactory to Landlord in its reasonable discretion) in connection with Tenant’s Work, which insurance coverages and amounts shall conform with the coverages and amounts described on Attachment #1 hereto. Tenant shall, prior to the commencement of Tenant’s Work, deliver to Landlord certificates of such insurance which certificates shall name Landlord as an additional insured.

Tenant’s Work shall be performed in a good and workmanlike manner, lien-free and in compliance with all applicable laws. Prior to commencing Tenant’s Work, Tenant shall submit to Landlord an itemized statement of the estimated costs of completing Tenant’s Work, including, without limitation, costs of obtaining permits; architectural, engineering and contracting fees; labor and materials and the costs of labor and materials. Such estimate shall be subject to Landlord’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. All costs of Tenant’s Work shall be borne by Tenant; provided, however, Landlord shall contribute up to One Hundred Sixty One Thousand Six Hundred Seventy Seven and 50/100 Dollars ($161,677.50), being $7.50 per square foot of rentable area of the Premises (the “Construction Allowance”), toward the cost of Tenant’s Work. The Construction Allowance shall be available solely for the actual, documented cost of Tenant’s Work and shall not be available to pay for Tenant’s furniture, office equipment or other personal property, or as a rent credit, or for any other purpose. Within (10) days after Landlord’s receipt from Tenant of any invoice for Tenant’s Work, or a portion thereof, Landlord shall pay to Tenant, from and as part of the Construction Allowance, the amount represented on such invoice.

8. Extension Option. Landlord hereby grants to Tenant the option to extend the Lease Term for two (2) periods of three (3) years each (each a “Renewal Period”). The first Renewal Period shall commence on the day immediately following the date of expiration of the Extension Term (“First Renewal Commencement Date”) and shall expire on the day preceding the 3rd anniversary of the First Renewal Commencement Date (“First Renewal Expiration Date”), unless sooner terminated in accordance with the terms and provisions of the Lease. The second Renewal Period shall commence on the day following the First Renewal Expiration Date (“Second Renewal Commencement Date”) and shall expire on the day preceding the 3rd anniversary of the Second Renewal Commencement Date, unless sooner terminated in accordance with the terms and provisions of the Lease.

(a) Each of the Renewal Periods shall be upon the same terms, covenants, and conditions as set forth in the Lease, as amended, except that Annual Minimum Rent payable during each of the Renewal Periods shall be equal to the Fair Market Rental Rate (as defined below) for lease terms commencing on or about the applicable Renewal Commencement Date, as reasonably determined by Landlord. Notwithstanding anything contained herein to the contrary, in no event shall (i) the annual rate of Annual Minimum Rent for the first Renewal Period be less than the annual rate of Annual Minimum Rent under the Lease immediately prior to the First Renewal Commencement Date or (ii) the annual rate of Annual Minimum Rent for the second Renewal Period be less than the annual rate of Annual Minimum Rent under the Lease immediately prior to the Second Renewal Commencement Date. Tenant shall be required to pay Tenant’s Proportionate Share of Operating Expenses during each Renewal Period, if Tenant has elected to extend the Lease Term.

(b) If Tenant desires to exercise either option to extend, Tenant shall deliver a written notice (the “Renewal Period Rental Rate Request”) to Landlord requesting that Landlord advise Tenant in writing of Landlord’s determination of the Fair Market Rental Rate for the applicable Renewal Period. The Renewal Period Rental Rate Request shall be delivered by Tenant no earlier than one hundred eighty (180) days prior to the expiration of the Extension Term or the first Renewal Period, as the case may be, and no later than ninety (90) days prior to the end of the Extension Term or the first Renewal Period, as the case may be, time being of the essence. Landlord shall, in response to such request by Tenant, notify Tenant in writing of the rental rate for the applicable Renewal Period (the “Renewal Period Rental Rate”), no later than sixty (60) days prior to the expiration of the Extension Term on the First Renewal Period, as the case may be.

(c) If Tenant desires to extend the Lease Term for the applicable Renewal Period, at the applicable Renewal Period Rental Rate, Tenant shall deliver written notice (“Renewal Notice”) to Landlord to such effect no later than thirty (30) days prior to the expiration of the Extension Term or the first Renewal Period, as the case may be, time being of the essence. If not so exercised, Tenant’s option to extend shall thereupon automatically expire. Once Tenant delivers the Renewal Notice to the Landlord, as provided above, Tenant’s election to extend the Lease Term shall be irrevocable by Tenant.

(d) Unless Landlord, in its sole and absolute discretion, otherwise agrees in writing, Tenant may only exercise its option to extend and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of the option and on the applicable Renewal Commencement Date, the Lease is in full force and effect and Tenant is not in default (after delivery of any applicable notice and expiration of any applicable cure period) under the Lease, and, inasmuch as the option is intended only for the original Tenant named in the Lease, Tenant has not assigned the Lease or sublet more than forty-nine percent (49%) of the Premises. The option to renew shall not apply to or be exercised by any subtenant of the Premises or any portion thereof.

(e) Upon the valid exercise by Tenant of an option to extend, Landlord and Tenant shall promptly enter into a written supplement to the Lease confirming the terms, conditions and provisions applicable to the applicable Renewal Period, as determined in accordance with the provisions of this Section.

(f) For purposes of this Amendment, the term “Fair Market Rental Rate” shall mean a rate comprised of (i) the prevailing base rental rate per square foot of rentable area available in the Pertinent Market (as defined below), and taking into account tenant improvement allowances, other tenant inducements, operating cost stops and tax cost stops, and brokerage commissions, as determined by Landlord in good faith, and (ii) any escalation of any such base rental rate (based upon a fixed step and/or index) prevailing in the Pertinent Market, as determined by Landlord in good faith, taking into account (A) comparable leases (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease), if any, recently executed for space in the Building, and (B) leases for comparable (on the basis of factors such as, but not limited to, size and location of space and commencement date and term of lease) improved space in office buildings in the Orlando, Florida area which are comparable to the Building in reputation, quality, age, size, location and level and quality of services provided and which have reached economic stabilization (the foregoing factors not being exclusive in identifying comparable buildings) (the Building, together with such comparable buildings, if applicable, being herein referred to as the “Pertinent Market”).

9. Security Deposit. On December 1, 2009, the Security Deposit shall be reduced to $27,736.66, and any amount of the Security Deposit held by Landlord on December 1, 2009 over this stated amount shall be returned to Tenant within fifteen (15) days.

10. Brokers. Landlord and Tenant each represent and warrant to the other that the only brokers they have dealt with in connection with this Amendment are Lincoln Property Company of Florida, Inc. and Raintree Properties & Investments, Inc., whose commissions and fees shall be paid by Landlord pursuant to a separate written agreement. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.

11. Limitation of Landlord’s Liability. The obligations of Landlord under the Lease as amended by this Amendment do not constitute personal obligations of the individual partners, members, directors, officers, shareholders, trustees or beneficiaries of Landlord, and Tenant shall not seek recourse against the partners, members, directors, officers, shareholders, trustees or beneficiaries of Landlord, or any of their personal assets for satisfaction of any liability with respect to the Lease as amended by this Amendment. In the event of any default by Landlord under the Lease as amended by this Amendment, Tenant’s sole and exclusive remedy shall be against Landlord’s interest in the Building and the real property on which it is located. The provisions of this paragraph are not designed to relieve Landlord from the performance of any of its obligations hereunder, but rather to limit Landlord’s liability in the case of the recovery of a judgment against it, as aforesaid, nor shall any of the provisions of this paragraph be deemed to limit or otherwise affect Tenant’s right to obtain injunctive relief or specific performance or availability of any other right or remedy which may be accorded Tenant by law or the Lease. In the event of sale or other transfer of Landlord’s right, title and interest in the Building, Landlord shall be released from all liability and obligations thereafter accruing under the Lease as amended by this Amendment; provided, that this paragraph shall inure to the benefit of any such purchaser or transferee.

12. Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.

13. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Third Amendment to Lease as of the day and year first above written.

WITNESS/ATTEST:		LANDLORD:

By:	/s/ Steven C. Heetland	CHALLENGER DISCOVERY, LLC,
Name:	Steven C. Heetland	a Delaware limited liability company

By:	/s/ Nell Kramer	By:	/s/ Kathy Keller
Name:	Nell Kramer	Name:	Kathy Keller
		Title:	Manager

WITNESS/ATTEST:		TENANT:

By:	/s/ Ashley Roby	LIGHTPATH TECHNOLOGIES, INC.,
Name:	Ashley Roby	a Delaware corporation

By:	/s/ Dorothy M. Cipolla	By:	/s/ J. James Gaynor
Name:	Dorothy M. Cipolla	Name:	J. James Gaynor
		Title:	Interim CEO

EXHIBIT A

THE SURRENDERED SPACE

Attachment #1